UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 15, 2015 (May 5, 2014)

USA Compression Partners, LP

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-35779 (Commission File Number)	75-2771546 (I.R.S. Employer Identification No.)

100 Congress Avenue Suite 450 Austin, TX (Address of Principal Executive Offices)	78701 (Zip Code)

Registrant’s telephone number, including area code:  (512) 473-2662

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.                               DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On January 10, 2015, Joseph C. Tusa, Jr. gave notice of his resignation as Vice President, Chief Financial Officer and Treasurer of USA Compression GP, LLC (“GP LLC”), the general partner of USA Compression Partners, LP (the “Partnership”).  Mr. Tusa’s resignation is not the result of any disagreement with the Partnership or GP LLC relating to either entity’s operations, policies or practices.

On January 10, 2015, Matthew C. Liuzzi was appointed to the position of Vice President, Chief Financial Officer and Treasurer of GP LLC. Prior to his appointment, Mr. Liuzzi, age 39, served as Senior Vice President—Strategic Development of GP LLC since April 2013. Mr. Liuzzi joined the Partnership after nine years in investment banking, since October 2008 at Barclays where he was most recently a Director in the Global Natural Resources Group in Houston.

In connection with his appointment as Senior Vice President—Strategic Development, Mr. Liuzzi entered into an employment agreement, dated April 17, 2013, with USA Compression Management Services, LLC, a subsidiary of GP LLC. Such agreement will continue to govern Mr. Liuzzi’s employment relationship with the Partnership in Mr. Liuzzi’s new position described above. The information below summarizes the material terms of Mr. Liuzzi’s employment agreement and is qualified in its entirety by reference to the terms of the employment agreement filed herein as Exhibit 10.1.  The employment agreement has an initial two-year term and will be extended automatically for successive twelve-month periods thereafter unless either party delivers written notice to the other within 90 days prior to the expiration of the then-current employment term.  In 2015, Mr. Liuzzi will receive an annual base salary of $310,000 and will be entitled to participate in a discretionary annual incentive bonus compensation program, under which incentive awards are determined annually, with reference to an initial target bonus of $217,000. Mr. Liuzzi is also eligible to receive other benefits generally available to all employees.

In addition, Mr. Liuzzi’s employment agreement provides that upon termination of employment either by the Partnership for convenience or due to Mr. Liuzzi’s resignation for Good Reason (as defined within the employment agreement), subject to the timely execution of a general release of claims, Mr. Liuzzi will be entitled to receive (i) an amount equal to one times his annual base salary, payable in equal semi-monthly installments over one year following termination (or, if such termination occurs within two years following a change in control, in a lump sum within 30 days following the termination of employment) and (ii) continued coverage for 24 months under our group medical plan in which Mr. Liuzzi and any of his dependents were participating immediately prior to his termination. Additionally, upon a termination of employment by the Partnership for convenience, by Mr. Liuzzi for Good Reason, or due to the his death or disability (each term as defined within the employment agreement), Mr. Liuzzi will be entitled to receive (i) an amount equal to one times his annual bonus (up to his target annual bonus) for the immediately preceding year and (ii) a pro-rata portion of any earned annual bonus for the year in which termination occurs.  Notwithstanding the time frames for payment of severance benefits noted above, in the event that Mr. Liuzzi is a “specified employee” (as defined within Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) at the time of his termination of employment, any amounts that are not otherwise exempt from Section 409A may be delayed for a six-month period following such a termination.  During his employment and for two years following a termination of employment, Mr. Liuzzi’s employment agreement prohibits him from competing with the Partnership’s business.

On May 5, 2014, Michael D. Lenox, age 38, was appointed Vice President — Finance and Chief Accounting Officer of GP LLC and was designated the principal accounting officer of the Partnership. Mr. Lenox joined the Partnership in March 2014 and prior to this appointment served as Vice President — Finance of GP LLC.  Mr. Lenox had previously served as Vice President and Chief Accounting Officer of the general partner of each of Inergy, L.P. and Inergy Midstream, L.P. (collectively, “Inergy”) since September 2012, Vice President and Corporate Controller of Inergy since November 2011 and Director of Financial Reporting of Inergy since 2007.

There is no arrangement or understanding between Mr. Lenox and any other persons pursuant to which he was appointed to Vice President — Finance and Chief Accounting Officer. There is no relationship between Mr. Lenox and the Partnership that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Item 9.01.                                        Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated April 17, 2013, between USA Compression Management Services, LLC and Matthew C. Liuzzi

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA COMPRESSION PARTNERS, LP

	By:	USA Compression GP, LLC,
its General Partner

		By:	/s/ J. Gregory Holloway
J. Gregory Holloway
Vice President, General Counsel and Secretary

Dated January 15, 2015

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated April 17, 2013, between USA Compression Management Services, LLC and Matthew C. Liuzzi